UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

Roadrunner Transportation Systems, Inc.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

Date First Mailed to Stockholders: March     , 2019

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To our Stockholders:

This Notice and the accompanying Information Statement are being furnished to the stockholders of Roadrunner Transportation Systems, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), to notify stockholders of the action to be considered by our board of directors at a meeting to be held on March     , 2019 and to be considered for approval by the holders of approximately         % of the issued and outstanding shares of the Company’s common stock, by written consent delivered to the Company on March     , 2019, approving an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to (i) effect a reverse stock split (the “Reverse Split”) of our common stock at a ratio of 1-for-25, and (ii) reduce the number of authorized shares of our common stock in a corresponding proportion to the Reverse Split, rounded to the nearest whole share (the “Authorized Share Decrease”).

On October 12, 2018, the Company received a written notice from the New York Stock Exchange (“NYSE”) that it was no longer in compliance with the $1.00 minimum price per share requirement required for continued listing. The board of directors is expected to consider the Reverse Split with the primary intent of increasing the per share trading price of our common stock, which is publicly traded and listed on the NYSE under the symbol “RRTS.” The Reverse Split is being effectuated in order to raise the trading price of our common stock so that we can regain compliance with the NYSE minimum price per share criteria for continued listing. The Company can regain compliance with this continued listing standard if, on the last trading day of any calendar month during the six-month period following receipt of the notice of non-compliance or on April 12, 2019, which is the date that is six months following receipt of the notice of non-compliance, the Company’s common stock has a closing price of at least $1.00 per share and an average closing price of at least $1.00 per share over the previous 30 consecutive trading day period.

The Company’s stockholders previously approved, following a recommendation by the board of directors, a proposal at our 2018 Annual Meeting of Stockholders to effect a reverse stock split at a ratio of between 1-for-35 and 1-for-100, with such ratio to be determined at the sole discretion of the board of directors and to be effected at such time and date, if at all, as determined by the board of directors. Following the closing of our previously announced fully backstopped $450 million rights offering, the board of directors determined that it would be in the best interests of our stockholders to approve a reverse stock split ratio below the range authorized by the stockholders at the 2018 Annual Meeting of Stockholders; accordingly, the board of directors determined to abandon the reverse stock split authorization provided by the Company’s stockholders at the 2018 Annual Meeting of Stockholders and to adopt, and recommend that our stockholders approve, the Reverse Split and the Authorized Share Decrease.

As we expect the matter set forth in this Information Statement will be duly authorized and approved by the written consent of the holders of         % of our common stock, your vote or consent is not requested or required to approve these matters. No action is required by you. This is not a notice of a special meeting of stockholders and no stockholder meeting will be held to consider any matter which is described herein. This Notice and the accompanying Information Statement is provided solely for your information, and also serves the purpose of informing stockholders of the matters described herein pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder, including Regulation 14C, and serves as the notice required by Section 228 of the Delaware General Corporation Law of the taking of a corporate action without a meeting by less than unanimous written consent of our stockholders.

Pursuant to Rule 14c-2 promulgated under the Exchange Act, the earliest date that the Company can file the Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, a form of which is attached to this Information Statement as Annex A, to effectuate the Reverse Split and Authorized Share Decrease, is twenty (20) calendar days after the Definitive Information Statement is first sent or given to the stockholders.

By Order of the Board of Directors,

Downers Grove, Illinois	Curtis W. Stoelting
March , 2019	Chief Executive Officer

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information set forth in this Information Statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact, included in this Information Statement regarding our strategy, prospects, plans, objectives, future operations, future revenue and earnings, projected margins and expenses, markets for our services, potential acquisitions or strategic alliances, financial position, and liquidity and anticipated cash needs and availability are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or the negatives thereof are intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. These forward-looking statements represent our current reasonable expectations and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, and achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including, but not limited to, those described in the section entitled “Risk Factors” in our Prospectus dated February 1, 2019, and the following:

•	the effects of significant liability claims and the cost of maintaining our insurance;

•	the effects of increased premium costs;

•	the cost of compliance with and the effects of governmental and environmental regulations;

•	fluctuations in the levels of capacity in the over-the-road freight sector;

•	our ability to successfully execute our acquisition strategy;

•	our ability to integrate our acquired companies;

•	our international operations;

•	our ability to service our debt obligations;

•	fluctuations in the price or availability of fuel;

•	general economic, political, and other risks that are out of our control, including any prolonged delay in a recovery of the U.S. over-the-road freight sector;

•	the competitive nature of the transportation industry;

•	our reliance on our executive officers and key personnel;

•	our reliance on independent contractors to provide transportation services to our customers;

•	the ability of our carriers to meet our needs and expectations, and those of our customers;

•	our ability to maintain, enhance, or protect our proprietary technology systems;

•	the outcome of pending securities litigation and related investigations by the U.S. Department of Justice and the Securities and Exchange Commission (the “SEC”);

•	seasonal fluctuations in our business;

•	our ability to attract and retain sales representatives;

•	the volatility of the market price of our common stock;

•	certain provisions in our charter documents that could discourage potential acquisitions or delay, deter, or prevent a change in control;

•	the significant influence over our company by our principal stockholders; and

•	other risks and uncertainties described from time to time in our reports filed with the SEC, which are incorporated by reference.

We urge you to consider these factors and to review carefully the section captioned “Risk Factors” in our Prospectus dated February 1, 2019 for a more complete discussion of the risks associated with an investment in our common stock. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in this Information Statement are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

1431 OPUS PLACE, SUITE 530

DOWNERS GROVE, ILLINOIS 60515

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Roadrunner Transportation Systems, Inc., a Delaware corporation (the “Company,” “we, “us,” or “our”), is sending you this Information Statement solely for purposes of informing our stockholders of record as of March     , 2019 (the “Record Date”) of action taken by our stockholders by less than unanimous written consent in lieu of a special meeting of stockholders. No action is requested or required on your part.

This Information Statement is being mailed on or about March     , 2019. The Company’s principal executive offices are located at 1431 Opus Place, Suite 530, Downers Grove, Illinois 60515, and the Company’s telephone number is (414) 615-1500.

THE REVERSE STOCK SPLIT AND AUTHORIZED SHARE DECREASE

General

We expect that our board of directors, at a meeting to be held on March     , 2019, will consider an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to (a) effect a reverse stock split (the “Reverse Split”) of our common stock at a ratio of 1-for-25, and (b) reduce the number of authorized shares of our common stock in a corresponding proportion to the Reverse Split, rounded to the nearest whole share (the “Authorized Share Decrease”). The holders of a majority of our common stock have advised us that they intend to approve the Reverse Split and the Authorized Share Decrease promptly following a recommendation by the board of directors.

The form of proposed amendment to our Certificate of Incorporation to effect the Reverse Split and Authorized Share Decrease is attached as Annex A to this Information Statement. However, the text of the proposed amendment is subject to revision to include such changes as may be required by the Secretary of State of the State of Delaware and as our board of directors deems necessary or advisable to effect the proposed amendment of our Certificate of Incorporation.

By approving the Reverse Split and Authorized Share Decrease, our stockholders will approve an amendment to our Certificate of Incorporation pursuant to which each 25 outstanding shares will be combined into one share of our common stock, and the total number of authorized shares of our common stock will be reduced by a corresponding proportion from 1,100,000,000 shares to 44,000,000 shares. Our board of directors will not effect the Reverse Split and Authorized Share Decrease prior to the date that is twenty (20) calendar days after the Definitive Information Statement is first sent or given to our stockholders.

This description of the amendment to our Certificate of Incorporation to effect the Reverse Split and Authorized Share Decrease is only a summary of such amendment and is qualified in its entirety by reference to the actual text of the form of proposed amendment to our Certificate of Incorporation attached as Annex A to this Information Statement.

Background

Our common stock is currently listed on the New York Stock Exchange (the “NYSE”). In order for our common stock to continue to be listed on the NYSE, we must satisfy various continued listing requirements of the NYSE. If we are unable to meet the NYSE continued listing requirements, our common stock will be subject to delisting. Under the NYSE’s continued listing requirements, if the average closing price of our common stock over a consecutive 30 trading-day period is less than $1.00 per share, our common stock would be subject to delisting by the NYSE.

On October 12, 2018, the NYSE notified us that the average closing price of our common stock on the previous 30 consecutive trading day period had fallen below $1.00 per share and, accordingly, that we were not in compliance with this continued listing requirement. Pursuant to the NYSE continued listing standard, we have six months to cure this deficiency and regain compliance. The Company can regain compliance with this continued listing standard if, on the last trading day of any calendar month during the six-month period following receipt of the notice of non-compliance or on April 12, 2019, which is the date that is six months following receipt of the notice of non-compliance, the Company’s common stock has a closing price of at least $1.00 per share and an average closing price of at least $1.00 per share over the previous 30 consecutive trading day period. We expect that our board of directors, at a meeting to be held on March     , 2019, will consider an amendment to our Certificate of Incorporation to effect the Reverse Split and Authorized Share Decrease. The holders of a majority of our common stock have advised us that they intend to approve the Reverse Split and the Authorized Share Decrease promptly following a recommendation by the board of directors.

The Company’s stockholders previously approved, following a recommendation by the board of directors, a proposal at our 2018 Annual Meeting of Stockholders to effect a reverse stock split at a ratio of between 1-for-35 and 1-for-100, with such ratio to be determined at the sole discretion of the board of directors and to be effected at such time and date, if at all, as determined by the board of directors. Following the closing of our previously announced fully backstopped $450 million rights offering, the board of directors determined that it would be in the best interests of our stockholders to approve a reverse stock split ratio below the range authorized by the stockholders at the 2018 Annual Meeting of Stockholders; accordingly, the board of directors determined to abandon the reverse stock split authorization provided by the Company’s stockholders at the 2018 Annual Meeting of Stockholders and to adopt, and recommend that our stockholders approve, the Reverse Split and the Authorized Share Decrease.

Purpose of the Proposed Reverse Split

The primary objective in approving and implementing the Reverse Split is to raise the per share trading price of our common stock. The Reverse Split should result in a higher per share trading price, which is intended to enable us to maintain the listing of our common stock on the NYSE and generate greater investor interest in our company.

Our board of directors believes that maintaining the listing of our common stock on the NYSE is in the best interests of our company and our stockholders. If our common stock were delisted from the NYSE, our board of directors believes such delisting would adversely affect the market liquidity of our common stock, decrease the market price of our common stock, adversely affect our ability to obtain financing for the continuation of our operations, and result in the loss of confidence in our company.

Once the Reverse Split is effective, we expect to satisfy the $1.00 per share minimum price requirement for continued listing. However, despite the implementation by our board of directors, there can be no assurance that the Reverse Split will result in our meeting and maintaining the $1.00 per share minimum price requirement. The effect of the Reverse Split upon the market price for our common stock cannot be predicted, and the history of similar reverse stock splits for companies in like circumstances is varied. The market price per share of our common stock after the Reverse Split may not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the Reverse Split due to, among other reasons, our performance and other factors which may be unrelated to the number of shares outstanding. The common stock could also be delisted from the NYSE due to our failure to comply with one or more other continued listing requirements of the NYSE.

Effect on Outstanding Common Stock and Authorized Common Stock

As a result of the Reverse Split, the number of outstanding shares of our common stock will be decreased proportionately based on the 1-for-25 split ratio. As of the Record Date, the Company had                shares of common stock issued and outstanding. Based on the number of shares of common stock issued and outstanding

as of the Record Date, immediately following the completion of the Reverse Split, there would be approximately                shares of common stock issued and outstanding. As a result of the Authorized Share Decrease, the total number of authorized shares of our common stock will be reduced from 1,100,000,000 shares to 44,000,000 shares.

The Reverse Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in our company or proportionate voting power, subject to the treatment of fractional shares. No fractional shares will be issued in connection with the Reverse Split. Instead, stockholders who would otherwise hold fractional shares will be entitled to cash payments (without interest) in respect of such fractional shares.

The amendment will not change the terms of our common stock. The shares of new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. The common stock issued pursuant to the Reverse Split will remain fully paid and non-assessable. The Reverse Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange. We will continue to be subject to the periodic reporting requirements of the Exchange Act.

Following the Reverse Split, our common stock will continue to be listed on the NYSE under the symbols “RRTS” although it will be considered a new listing with a new CUSIP number.

Effect on Equity Awards

Upon the effectiveness of the Reverse Split, the number of shares of common stock subject to outstanding options, warrants, and restricted stock units (“RSUs”) issued by us, and the number of shares reserved for future issuance under our 2018 Incentive Compensation Plan, will be reduced by the same ratio as the reduction in the outstanding shares. Correspondingly, the exercise price for individual outstanding options and warrants, on a per share basis, will be proportionally increased (i.e., the aggregate exercise price for all outstanding options and warrants will be unaffected, but following the Reverse Split such exercise price will apply to a reduced number of shares). As of March     , 2019, there were outstanding stock options to purchase an aggregate of                shares of common stock at a weighted average exercise price of $                per share, and RSUs representing the right to acquire an aggregate of                shares of common stock. Based on the 1-for-25 Reverse Split, the number of shares covered by outstanding options and RSUs will be reduced to one-twenty-fifth the number currently issuable, and the exercise price will be increased by 25 times the current exercise price.

Effect on Preferred Stock

We currently have 15,005,000 shares of preferred stock authorized. The amendment to the Certificate of Incorporation will have no effect on the authorized preferred stock of our company.

Accounting Matters

The par value of the shares of our common stock is not changing as a result of the implementation of the Reverse Split. Our stated capital, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced proportionately on the effective date of the Reverse Split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our common stock, will be increased by a number equal to the decrease in stated capital. Further, net loss per share, book value per share, and other per share amounts will be increased as a result of the Reverse Split because there will be fewer shares of common stock outstanding.

Possible Disadvantages of Reverse Split

Even though our board of directors believes that the potential advantages of the Reverse Split outweigh any disadvantages that might result, the following are some of the possible disadvantages of the Reverse Split:

•	The reduced number of shares of our common stock resulting from the Reverse Split could adversely affect the liquidity of our common stock.

•

The Reverse Split could result in a significant devaluation of our market capitalization and the trading price of our common stock, on an actual or an as-adjusted basis, based on the experience of other companies that have effected reverse stock splits.

•

The Reverse Split may leave certain stockholders with one or more “odd lots,” which are stock holdings in amounts of less than 100 shares of our common stock. These odd lots may be more difficult to sell than shares of common stock in even multiples of 100, including due to increased brokerage commissions.

•

There can be no assurance that the market price per new share of our common stock after the Reverse Split will remain unchanged or increase in proportion to the reduction in the number of old shares of our common stock outstanding before the Reverse Split. For example, based on the closing market price of our common stock on March 1, 2019 of $0.53 per share of common stock, there can be no assurance that the post-split market price of our common stock would be $13.25 per share or greater. Accordingly, the total market capitalization of our common stock after the Reverse Split may be lower than the total market capitalization before the Reverse Split and, in the future, the market price of our common stock following the Reverse Split may not exceed or remain higher than the market price prior to the Reverse Split.

•

While our board of directors believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

•

If the market price of our common stock declines after the Reverse Split, the percentage decline may be greater than would occur in the absence of the Reverse Split. The market price of our common stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares outstanding.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

The Reverse Split and Authorized Share Decrease will become effective at such time as we file the amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, which will not occur prior to the date that is twenty (20) calendar days after the Definitive Information Statement is first sent or given to our stockholders.

As soon as practicable after the effective time of the Reverse Split, stockholders will be notified that the Reverse Split has been effected. If you hold shares of common stock in a book-entry form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective time of the Reverse Split with instructions on how to exchange your shares. After you submit your completed transmittal letter, a transaction statement will be sent to your address of record as soon as practicable after the effective date of the Reverse Split indicating the number of shares of common stock you hold.

Some stockholders hold their shares of common stock in certificate form or a combination of certificate and book-entry form. We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates, if applicable. If you are a stockholder holding pre-split shares in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective time of the Reverse Split. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-split shares of our common stock for a statement of holding. When you submit your certificate representing the pre-split shares of our common stock, your post-split shares of our common stock will be held electronically in book-entry form in the Direct Registration System. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-split shares you own in book-entry form. We will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-Reverse Split ownership interest.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Beginning on the effective time of the Reverse Split, each certificate representing pre-Reverse Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Split shares.

Stockholders holding our common stock in “street name” through a bank, broker, or other nominee should note that such banks, brokers, or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker, or other nominee and if you have questions in this regard, you should contact your nominee.

Fractional Shares

We do not intend to issue fractional shares in connection with the Reverse Split. Therefore, we do not expect to issue certificates or book-entry interests representing fractional shares. Stockholders who otherwise would hold fractional shares because the number of shares of common stock they held before the Reverse Split would not be evenly divisible based upon the Reverse Split ratio will be entitled to cash payments (without interest) in respect of such fractional shares. Such cash payment shall be determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of such class held by the holder as of the effective date of the Reverse Split, and (ii) the volume weighted average trading price of the common stock, as reported on the NYSE, for the five trading days immediately preceding the effective date of the Reverse Split, as adjusted for the split ratio.

Voting and Vote Required

We are not seeking consent, authorizations, or proxies from you. As we expect the Reverse Split and Authorized Share Decrease to be duly authorized and approved by the written consent of the holders of approximately                % of our issued and outstanding common stock, your vote or consent is not required to approve these matters. Under the Delaware General Corporation Law (“DGCL”), the Certificate of Incorporation, and the Second Amended and Restated Bylaws (the “Bylaws”), the Reverse Split and Authorized Share Decrease may be approved without a meeting of stockholders by a resolution of our board of directors, followed by the written consent of stockholders representing a majority of the voting power of the outstanding shares of our common stock. As of March     , 2019, the Company had                shares of common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote. The written consent will be executed and delivered to the Company on March     , 2019 by                , who collectively held                shares of our common stock as of March     , 2019, which represents                % of the voting power of our common stock. Accordingly, the written consent will be executed by stockholders holding sufficient voting power to approve the actions contemplated by the written consent and no further stockholder action is required.

No Dissenter’s Rights

Under the DGCL, our stockholders are not entitled to dissenter’s rights with respect to our proposed amendment to our Certificate of Incorporation to effect the Reverse Split and Authorized Share Decrease and we will not independently provide our stockholders with any such right.

Notice Pursuant to the Delaware General Corporation Law

Pursuant to Section 228(e) of the DGCL, the Company is required to provide prompt notice of the taking of a corporate action by written consent to the Company’s stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228(e) of the DGCL.

Federal Income Tax Consequences of the Reverse Split

The following summary of the federal income tax consequences of the Reverse Split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder, and the discussion below may not address all the tax consequences for a particular stockholder. For example, foreign, state, and local tax consequences are not discussed below. Accordingly, each stockholder should consult his or her tax adviser to determine the particular tax consequences to him or her of a Reverse Split, including the application and effect of federal, state, local, and/or foreign income tax and other laws.

Generally, a reverse stock split will not result in the recognition of gain or loss for federal income tax purposes. The adjusted basis of the new shares of common stock will be the same as the adjusted basis of the common stock exchanged for such new shares. The holding period of the new, post-Reverse Split shares of the common stock resulting from implementation of the Reverse Split will include the stockholder’s respective holding periods for the pre-Reverse Split shares. A U.S. holder of common stock that receives cash in lieu of a fractional share of common stock pursuant to the Reverse Split will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the common stock surrendered that is allocated to such fractional share of common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for such common stock surrendered exceeded one year at the effective time of the Reverse Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of February 28, 2019 by the following:

•	each of our named executive officers and directors;

•	all of our executive officers and directors as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than five percent of our common stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days of February 28, 2019 and RSUs that are currently vested or will be vested within 60 days of February 28, 2019. Shares issuable pursuant to options, warrants, and RSUs are deemed outstanding for computing the percentage of the person holding such options, warrants, or RSUs but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose. Our calculation of the percentage of beneficial ownership is based on 939,000,925 shares of common stock outstanding as of February 28, 2019.

Except as otherwise indicated, the address of each person listed in the table is c/o Roadrunner Transportation Systems, Inc., 1431 Opus Place, Suite 530, Downers Grove, Illinois 60515.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Named Executive Officers and Directors:
Curtis W. Stoelting(1)	1,127,334	*
Michael L. Gettle(2)	367,015	*
Terence R. Rogers(3)	348,711	*
Scott L. Dobak(4)	12,796
Christopher L. Doerr(5)	75,092	*
John G. Kennedy, III(6)	19,607	*
Ralph (“Cody”) W. Kittle III	—	*
Brian C. Murray(7)	14,110	*
James D. Staley(8)	80,792	*
William S. Urkiel(9)	28,292	*
Michael P. Ward(10)	9,110	*
All executive officers and directors as a group (16 persons)(11)	2,207,480	*

5% Stockholders:
Elliott Reporting Entities(12)	848,875,548	90.4%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

Includes (i) 263,500 shares of common stock issuable pursuant to stock options exercisable within 60 days of February 28, 2019, and (ii) 5,767 shares of common stock issuable upon the delivery of shares underlying RSUs that will be vested within 60 days of February 28, 2019.

(2)

Includes (i) 123,500 shares of common stock issuable pursuant to stock options exercisable within 60 days of February 28, 2019, and (ii) 5,767 shares of common stock issuable upon the delivery of shares underlying RSUs that will be vested within 60 days of February 28, 2019.

(3)	Includes 41,250 shares of common stock issuable pursuant to stock options exercisable within 60 days of February 28, 2019.
(4)	Includes 1,398 shares of common stock issuable upon the delivery of shares underlying RSUs that will be vested within 60 days of February 28, 2019.
(5)	Includes 4,272 shares of common stock issuable upon the delivery of shares underlying RSUs that will be vested within 60 days of February 28, 2019.
(6)	Includes 4,272 shares of common stock issuable upon the delivery of shares underlying RSUs that will be vested within 60 days of February 28, 2019.
(7)	Includes 3,671 shares of common stock issuable upon the delivery of shares underlying RSUs that will be vested within 60 days of February 28, 2019.
(8)	Includes 4,272 shares of common stock issuable upon the delivery of shares underlying RSUs that will be vested within 60 days of February 28, 2019.
(9)

Includes (i) 4,272 shares of common stock issuable upon the delivery of shares underlying RSUs that will be vested within 60 days of February 28, 2019, and (ii) 8,000 shares held by Mr. Urkiel’s trust.

(10)	Includes 3,671 shares of common stock issuable upon the delivery of shares underlying RSUs that will be vested within 60 days of February 28, 2019.
(11)

Includes (i) 428,250 shares of common stock issuable pursuant to stock options exercisable within 60 days of February 28, 2019 and (ii) 37,362 shares of common stock issuable upon the delivery of shares underlying RSUs that will be vested within 60 days of February 28, 2019.

(12)

Represents shares of our common stock held by Elliott Associates, L.P. (“Elliott Associates”), Elliott International, L.P. (“Elliott International”), and Elliott International Capital Advisors Inc. (“EICA”) (collectively, the “Elliott Reporting Entities”). Elliott Associates has sole voting power and sole dispositive power with regard to 271,640,210 shares, and Elliott International and EICA each have shared voting power and shared dispositive power with regard to 577,235,338 shares. Such information is as reported on Schedule 13D filed by the Elliott Reporting Entities with the SEC on April 3, 2017 (as amended on May 4, 2017, August 7, 2018, November 13, 2018, November 16, 2018, and February 28, 2019). The address for each of the Elliott Reporting Entities is 40 West 57th Street, New York, New York 10019.

OTHER MATTERS

Other Business

Our board of directors knows of no other matters other than those described in this Information Statement that have been approved or considered by a majority of the Company’s stockholders.

Stockholders Sharing an Address

The Company will deliver only one copy of this Information Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Furthermore, the Company undertakes to deliver promptly, upon written or oral request, a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of this Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement by contacting Broadridge Financial Solutions, Inc. by calling toll-free at (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify Broadridge at the address or phone number set forth above.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

By Order of the Board of Directors,

Downers Grove, Illinois	Curtis W. Stoelting
March , 2019	Chief Executive Officer

ANNEX A

CERTIFICATE OF AMENDMENT FOR REVERSE STOCK SPLIT

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Roadrunner Transportation Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.

This Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”).

2.	The Certificate of Incorporation is hereby amended by deleting Section 1 under Article IV and replacing such paragraph with the following two paragraphs:

“1.

Authorized Stock. The Corporation shall have authority to issue a total of 59,005,000 shares of capital stock, consisting of (i) 44,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), and (ii) fifteen million five thousand (15,005,000) shares of preferred stock, $0.01 par value per share (“Preferred Stock”), of which five thousand (5,000) shares are designated as Series A Redeemable Preferred Stock (the “Series A Preferred Stock”).

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation, each twenty-five (25) shares of Common Stock either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time shall, automatically and without any further action by the Corporation or the holder thereof, be reclassified, combined, converted and changed into one (1) validly issued, fully paid and non-assessable share of Common Stock. No fractional shares of Common Stock will be issued in connection with the reclassification of shares of Common Stock provided herein and instead of issuing such fractional shares, stockholders who otherwise would be entitled to receive fractional share interests of Common Stock shall be entitled to receive cash, without interest, in lieu of fractional shares of Common Stock. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been reclassified and combined pursuant to this Amendment.”

3.	This Certificate of Amendment was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

5.	This Certificate of Amendment, and the amendment effected hereby, shall become effective upon filing with the Secretary of State of the State of Delaware.

A-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this                day of April, 2019.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

By:
Name:
Title:

A-2